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EXHIBIT 99.4
                                                                       EXHIBIT A
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                        VASO ACTIVE PHARMACEUTICALS, INC.

                       NOMINATING AND CORPORATE GOVERNANCE
                                COMMITTEE CHARTER

PURPOSE

         The Nominating and Corporate Governance Committee (the "Committee") is appointed by the Board of Directors (the "Board") of Vaso Active Pharmaceuticals, Inc., (the "Company") for the purposes of (1) identifying individuals qualified to become Board members and to recommend that the Board select these individuals as nominees for election to the Board at the next annual meeting of the Company's stockholders, and (2) developing and recommending to the Board a set of effective corporate governance policies and procedures applicable to the Company.

COMMITTEE MEMBERSHIP AND OPERATIONS

         The Committee shall consist of such number of directors as may be designated from time to time by the Board, each of whom shall meet the independence requirements of the American Stock Exchange, Inc, in accordance with its rules and regulations and shall also comply with and satisfy all other applicable laws, rules, regulations and requirements. The members of the Committee shall be appointed and replaced by the Board. The Board shall also appoint one member of the Committee to act as Chair of the Committee. The Chair and each other member of the Committee shall serve until the earlier of (i) the date on which he or she is no longer a member of the Board or (ii) his or her resignation or removal by the Board. The Board may appoint additional or replacement members of the Committee from time to time.

         The Committee shall meet in person or telephonically as often as it deems necessary or appropriate to carry out the responsibilities and may, in its sole discretion, form and delegate authority to subcommittees (comprised solely of the Committee members) in furtherance of such responsibilities. Meetings of the Committee shall be called by the Chair, the Chairman of the Board or the President of the Company. The Committee members are expected to attend each regularly scheduled and special meetings. The Company will report director attendance in its public reports and proxy solicitation materials to the extent it is required to do under the federal securities or other applicable laws and regulations. All Committee meetings shall be held pursuant to the By-Laws of the Company with regard to notice and waiver thereof, and written minutes of each such meeting shall be duly filed with the Company's records. The Committee is authorized and empowered to adopt its own rules of procedure not inconsistent with (a) any provision of this Charter, (b) any provision of the Bylaws of the Company, or (c) the laws of the state of Delaware.

         The Board believes that the long-term success of the Company is dependent upon the maintenance of an ethical business environment that focuses on adherence to both the letter and the spirit of regulatory and legal mandates. The Board and Committee agendas and materials are established with legal and regulatory requirements in mind. The Board expects that directors and management will acknowledge adherence to and conduct operations consistent with the Company's corporate governance charters and documents.


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NOMINATION AND APPOINTMENT

         The Committee believes that it is in the best interests of the Company and its stockholders to obtain highly-qualified candidates to serve as members of the Board. The Committee will seek candidates for election and appointment with excellent decision-making ability, technological background, personal integrity and reputation, experience with businesses and other organizations of comparable size, experience as an executive with a publicly traded company, the interplay of the candidate's experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees thereof. In addition, the Committee recognizes the benefit of a Board that reflects the diversity of the Company's stockholders, employees and customers, and the communities in which it operates, and will accordingly actively seek qualified candidates for nomination and election to the Board in order to reflect such diversity. The Committee may consider candidates proposed by management or the Company's stockholders, but is not required to do so.

COMMITTEE AUTHORITY AND RESPONSIBILITIES

         1. The Committee shall develop and recommend to the Board a set of corporate governance guidelines applicable to the Company, and shall review and reassess the adequacy of such guidelines annually and recommend to the Board any changes deemed appropriate.

         2. The Committee shall develop policies on the size and composition of the Board.

                  (a) The Committee shall actively seek individuals qualified to become board members for recommendation to the Board. The Committee shall develop membership qualifications for the Board and all Board committees, including defining specific criteria for director independence and committee membership and making any necessary independence determination for committee membership. The assessment for Board membership should include issues of diversity, age, business or administrative experience and skills, in addition to such other attributes deemed appropriate by the Committee, all in the context of an assessment of the perceived needs of the Board at that point in time. Notwithstanding the foregoing, it shall be the responsibility of the full Board to make any required independence determination as to members of this Committee. At minimum, a director candidate must be individuals, at least 18 years of age with power under law to contract and no prior convictions of (i) financial or economic crimes (e.g. embezzlement, breach of trust and fraud), or (ii) crimes of moral turpitude as defined involving fraud or dishonesty.

         3. The Committee shall annually recommend a slate of nominees for election or reelection to the Board at the Company's annual meeting of stockholders.


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         4. The Committee shall receive comments from all directors and report annually to the Board with an assessment of the Board's performance, to be discussed with the full Board following the end of each fiscal year.

         5. The Committee shall also advise the Board on (a) committee member qualifications, (b) committee member appointments and removals, (c) committee structure and operations and (d) committee reporting to the Board.

         6. The Committee shall review and reassess the adequacy of the corporate governance procedures of the Company and recommend any proposed changes to the Board for approval.

         7. The Committee shall have the sole authority to retain and terminate any search firm to be used to identify director candidates and shall have sole authority to approve the search firm's fees and other retention terms. The Committee shall also have authority to obtain advice and assistance from internal or external legal, accounting or other advisors.

         8. The Committee shall maintain an orientation program for new directors and a continuing education program for all directors.

         9. The Committee may form and delegate authority to subcommittees composed of one or more of its members when appropriate.

         10. The Committee shall make reports to the Board at the next meeting of the Board following each Committee meeting.

         11. The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Committee shall annually review its own performance.


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